Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Webus International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, $0.0001 par value per share(3)	457	(o)		$5.00	$21,562,500	$147.60 per million	$3,182.70
Fees Previously Paid	Equity	Ordinary shares, $0.0001 par value per share(3)	457	(o)		$6.00	$23,000,000	$110.20 per million	$2,534.60
Fees to Be Paid	Equity	Ordinary shares, $0.0001 par value per share, underlying the Representative’s Warrants(4)	457	(o)		$6.25	$1,886,719	$147.60 per million	$278.50
Fees Previously Paid	Equity	Ordinary shares, $0.0001 par value per share, underlying the Representative’s Warrants(4)	457	(o)		$6.90	$3,967,500	$110.20 per million	$437.22
Total Offering Amounts							$23,449,219	$147.60 per million	$3,461.20
Total Fees Previously Paid							$26,967,500	$110.20 per million	2,971.82
Total Fee Offsets									2,971.82
Net Fee Due									489.38

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to 562,600 additional ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The Registrant will issue to the Representative (as defined in the section captioned “Underwriting”) warrants to purchase a number of ordinary shares equal to an aggregate of seven percent (7%) of the ordinary shares (the “Representative’s Warrants”) sold in the offering. The exercise price of the Representative’s Warrants is equal to 125% of the offering price of the ordinary shares offered hereby. The Representative’s Warrants are exercisable within three years commencing from the commencement of sale of the offering at any time, and from time to time, in whole or in part.